Exhibit 99.1

Contacts:	Claire Regan (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494

Kraft Foods Reports Continued Progress on Growth Strategy

•	Second quarter net revenues increased 6.8%; organic net revenues[1] grew 4.1%.

•	Second quarter diluted EPS increased 7.3%; diluted EPS excluding items[1] that affect comparability decreased 2.0% to $0.50.

•	2007 guidance on organic net revenue growth raised to 4%-plus.

•	Growth investments being accelerated.

•	2007 fully diluted EPS guidance increased to $1.55 to $1.60; guidance excluding items unchanged.

NORTHFIELD, Ill. – August 1, 2007 – Kraft Foods Inc. (NYSE: KFT) today reported solid second quarter revenue growth of 6.8% as the company continued to invest in its growth strategy. Earnings per share excluding items affecting comparability declined as investments in growth and the impact from previously completed divestitures offset the benefits of share repurchase and a lower tax rate. During the quarter, the impact of higher input costs were largely offset by pricing and productivity.

“I am pleased to report that we made further progress in the second quarter to return Kraft to reliable growth,” said Irene Rosenfeld, Chairman and Chief Executive Officer. “Our early investments in product quality and marketing have led to sequential improvements in top-line growth. In addition, we are encouraged by the progress in rebuilding our new product pipeline and plan to spend at the high end of the $300-$400 million range we previously communicated. While making these investments, we are taking other significant steps to build long-term shareholder value, including expanding our international footprint by acquiring Danone’s global biscuit business and actively repurchasing our stock.”

“As a result of our investments in growth and our expectations for significant increases in input costs, particularly dairy,” Rosenfeld continued, “our profit margins will show further decline in the second half of the year. But it is critical that we invest now in order to lay the foundation for our future growth.”

Second quarter 2007 net revenues increased 6.8% to $9.2 billion, reflecting a favorable 1.4 percentage point impact from the United Biscuits Iberia acquisition and a favorable 2.2 percentage point impact from currency. Divested operations reduced net revenues 0.9 percentage points. Excluding these

[1]	Please see discussion of Non-GAAP Financial Measures on page 7 of this release.

items, organic net revenues grew 4.1%, reflecting favorable product mix of 3.1 percentage points from solid gains across most businesses and a 1.7 percentage point benefit from price increases. A volume decline of 0.7 percentage points was primarily attributable to declines in three North America segments — Beverages, Cheese & Foodservice and Grocery.

Second quarter 2007 diluted earnings per share were $0.44, up 7.3% from $0.41 in 2006. During the quarter, the company incurred $0.06 per diluted share ($157 million before taxes) in asset impairment, exit and implementation costs from its cost restructuring program.

Items Affecting Diluted EPS Comparability

	Second Quarter
	2007	2006	Growth (%)
Reported Diluted EPS	$0.44	$0.41	7.3%
Asset Impairment, Exit, and Implementation Costs	0.06	0.10

Diluted EPS excluding items	$0.50	$0.51	(2.0)%

Second quarter diluted earnings per share excluding items declined 2.0% to $0.50 in 2007. Diluted earnings per share excluding items reflect a $0.02 contribution from share repurchase activity and a $0.01 benefit from a decrease in the company’s tax rate. These were offset by investments in the company’s growth initiatives and a $0.01 negative impact from prior year income from divested operations.

Operating income increased 1.0% from the prior year to $1.2 billion. Operating income excluding items2 declined 6.3% versus the prior year and operating income margin excluding items2 decreased to 14.5% in second quarter 2007 from 16.6% in second quarter 2006. Over half of the operating income decline in second quarter 2007 resulted from the negative impact of an $18 million gain from the sale of a facility in the second quarter of 2006 and the absence of $33 million from previously completed divestitures. Additionally, the benefits of favorable product mix and pricing were more than offset by higher input costs, including investments in product quality, and higher overhead costs driven by investments in growth.

Kraft’s effective tax rate2 in second quarter 2007 was 32.0%. The company’s effective tax rate excluding items was 32.5% in second quarter 2007 compared to an effective tax rate of 33.4% in second quarter 2006.

[2]	Please see discussion of Non-GAAP Financial Measures on page 7 of this release.

During the second quarter, the company repurchased 60.7 million of its shares at a total cost of $2.0 billion, or an average price of $32.96 per share. As of June 30, 2007, $3.0 billion remained under the company’s recently announced $5.0 billion share repurchase plan.

Discussion of Results by Segment

	Second Quarter (% growth)
	Net Revenues	Organic Net Revenues	Operating Income	Operating Income Excluding Items
Total Kraft	6.8%	4.1%	1.0%	(6.3)%
North America	2.0	3.3	(6.5)	(10.7)
Beverages	4.3	4.3	16.5	13.6
Cheese & Foodservice	3.0	3.3	(16.8)	(20.5)
Convenient Meals	3.6	5.3	(14.6)	(27.7)
Grocery	(1.8)	(1.8)	(9.2)	(7.5)
Snacks & Cereals	0.4	3.7	(1.1)	(2.8)
European Union	19.6	2.0	45.3	8.1
Developing Markets[3]	14.7	11.5	38.8	15.3

North America Beverages organic net revenues grew 4.3% driven by favorable product mix in powdered beverages and coffee. The introduction of Crystal Light with antioxidants and functional benefits as well as the continued success of single-serve sticks led to strong powdered beverage growth. Coffee benefited from pricing and continued strong performance in premium brands such as Starbucks and Tassimo, partially offset by volume declines in mainstream coffee. Revenue growth in the quarter was partially offset by weakness in ready-to-drink bottled beverages. Operating income excluding items grew 13.6% as favorable product mix more than offset higher input costs, primarily green coffee and packaging costs.

North America Cheese & Foodservice organic net revenues grew 3.3%, reflecting price increases and favorable product mix, partially offset by lower volume including the discontinuation of lower margin Foodservice product lines. Favorable product mix in cheese was driven by growth from new

[3]

The Developing Markets segment includes results of the Eastern Europe, Middle East & Africa (EEMA), Latin America and Asia Pacific regions. This segment was formerly called Developing Markets, Oceania & North Asia.

products, including the launch of Kraft Singles Select and LiveActive cottage cheese as well as the continued success of Philadelphia Ready-to-Eat Cheesecake. Operating income excluding items declined 20.5% as the contribution from pricing was more than offset by commodity cost increases and higher overhead costs driven by increased marketing support.

North America Convenient Meals organic net revenues grew 5.3% primarily from a combination of favorable product mix, pricing, and volume gains from new product introductions. Product mix and volume gains reflected the ongoing success of Oscar Mayer Deli Shaved meats, Kraft Easy-Mac cups and California Pizza Kitchen pizzas as well as the successful introduction of Oscar Mayer Deli Creations sandwiches and DiGiorno Ultimate pizza. Operating income excluding items declined 27.7% as gains from pricing were more than offset by higher commodity costs, investments in growth initiatives and the absence of $9 million in prior year income from divested operations.

North America Grocery organic net revenues declined 1.8% compared to prior year. The benefits of price increases and growth in better-for-you snacks, such as Jell-O sugar-free ready-to-eat pudding, were more than offset by weakness in salad dressings and dry packaged desserts. Operating income excluding items declined 7.5% primarily due to lower volume.

North America Snacks & Cereals organic net revenues grew 3.7% primarily due to favorable product mix and volume gains. Strong product mix in cookies reflected new product successes in the Nabisco 100 Calorie Pack franchise. Double-digit volume gains in bars were driven by the launch of Nabisco 100 Calorie bars and Back to Nature bars. Solid revenue growth in cereals benefited from pricing and a rebound in kids’ cereals due to the success of recent quality improvements as well as the momentum of Post Honey Bunches of Oats. Operating income excluding items declined 2.8% due to the absence of $22 million in income from divested operations versus the prior year. Favorable product mix and gains from manufacturing productivity more than offset higher overhead costs driven by investments in marketing as well as higher commodity and packaging costs.

European Union organic net revenues grew 2.0%, reflecting solid volume and product mix gains in coffee and chocolate, partially offset by higher promotional spending. Gains in coffee were driven by successful marketing programs and new product launches, further growth in Tassimo as well as higher marketing spending behind core brands such as Kenco in the UK and Carte Noire in France. Increased promotional spending to counter price-based competition in mainstream roast and ground coffee in Germany partially offset coffee growth. In chocolate, investment in marketing and promotional support drove continued growth in premium offerings, including Côte d’Or, Toblerone and Milka Tendres Moments. The addition of the United Biscuits businesses contributed 7.4 percentage points to reported net revenue growth and favorable currency added 10.2 percentage points. Operating income excluding items increased 8.1% as the combination of improved product mix and favorable currency and the benefits of the United Biscuits acquisition more than offset increased investments in marketing and promotion, as well as an $18 million gain from the sale of a facility in the second quarter of 2006.

Developing Markets organic net revenues grew 11.5% led by continued double-digit growth in Eastern Europe, Middle East & Africa (EEMA) and Latin America. Gains in EEMA were driven by expanded distribution in Eastern Europe, increased marketing spending and successful new product introductions in both coffee and chocolate, as well as pricing. In Latin America, broad-based revenue growth from pricing, new products, and increased marketing support drove strong results in chocolate, biscuits and powdered beverages. Operating income excluding items was up 15.3% as the contribution from higher pricing and favorable product mix was partially offset by increased overhead expenses driven by incremental investments in marketing as well as higher input costs.

2007 Outlook

Given strong growth in the first six months, Kraft is updating its guidance for 2007. The company now expects organic net revenue growth of 4%-plus in 2007, up from its previous guidance of 3%-4%.

Additionally, expectations for fully diluted EPS are increased to $1.55 to $1.60, up from $1.50 to $1.55 previously. The new guidance includes $0.23 per diluted share in costs related to the company’s restructuring program and $0.03 per diluted share from the first quarter 2007 recognition of one-time interest income related tax reserve transfers from Altria Group, Inc. (NYSE: MO). Expectations for fully diluted EPS excluding items remain unchanged at $1.75 to $1.80.

Reflected in its earnings guidance, Kraft now expects to deliver a higher level of savings under its restructuring program for the year, while spending less than anticipated. The company now expects cumulative savings from the program will reach approximately $725 million by year-end, up from its previous estimate of $700 million. To date, cumulative savings from this cost restructuring program on an annualized basis totaled approximately $660 million, up from approximately $540 million at the end of 2006. Due to the timing of activities, the company projects spending of approximately $575 million in 2007, or

$0.23 per fully diluted share, down from prior guidance of $625 million, or $0.25 per diluted share. The company’s guidance for total costs and savings over the life of the program are unchanged.

Also reflected in its guidance, the company now expects its 2007 full-year effective tax rate excluding items to average 33.5%, down from a previous expectation of 35.5%, due to the resolution of outstanding tax items as well as a change in the mix of earnings by country.

Despite significant ongoing increases in input costs, the company remains on track for incremental investments in growth for 2007 of $300-$400 million.

*     *     *

Kraft Foods will host a conference call for investors to review its results at 8 a.m. ET on August 1, 2007. Access to a live audio webcast is available at www.kraft.com and a replay of the conference call will be available on the company’s web site.

Kraft Foods (NYSE: KFT) is one of the world’s largest food and beverage companies, with annual revenues of more than $34 billion. For over 100 years, Kraft has offered consumers delicious and wholesome foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in 155 countries, including seven brands with revenue of more than $1 billion, such as Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Post cereals; Nabisco cookies and crackers; Jacobs coffees and Milka chocolates. Kraft became a fully independent company on March 30, 2007, and is listed in the Standard & Poor’s 100 and 500 indexes. The company also is a member of the Dow Jones Sustainability Index and the Ethibel Sustainability Index. For more information, visit the company’s website at www.kraft.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding our intent to accelerate growth investments; our intent to return Kraft to reliable growth; our plan to spend at the high end of the $300 - $400 million range; our intent to acquire Danone’s global biscuit business; our plan to actively repurchase our stock; our expectations that profit margins will show further decline in the second half of the year; that it is critical that we invest now to lay the foundation for future growth; and our full-year earnings guidance, specifically organic net revenue, fully diluted EPS, costs, spending and savings related to our restructuring program, our effective tax rate and incremental investments in growth. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, unexpected safety or manufacturing issues, FDA or other regulatory actions or delays, competition, pricing, difficulty in obtaining materials from suppliers, the ability to supply product and meet demand for our products, our ability to realize the expected cost savings from our planned restructuring program, unanticipated expenses such as litigation or legal settlement expenses, increased costs of sales, our indebtedness and ability to pay our indebtedness, the shift in product mix to lower margin offerings, our ability to differentiate our products from private label products, risks from operating internationally, and changes in tax laws. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release.

Non-GAAP Financial Measures

The company reports its financial results in accordance with generally accepted accounting principles (GAAP). Management believes that certain non-GAAP measures and corresponding ratios provide additional meaningful comparisons between current results and results in prior operating periods. More specifically, management believes these non-GAAP measures reflect fundamental business performance because they exclude certain items that affect comparability of results.

The company’s top-line guidance measure is organic net revenues, which excludes the impacts of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Organic net revenues is defined as net revenues excluding the impacts of acquisitions, divestitures and currency. Management believes this measure better reflects revenues on a go-forward basis and provides improved comparability of results.

The company is presenting various operating results, such as operating income, operating income margin, effective tax rate, net earnings and diluted EPS on both a reported basis and on a basis excluding items that affect comparability of results. When the company uses operating results, such as operating income, operating income margin, effective tax rate, net earnings and diluted earnings per share, excluding items, they are considered non-GAAP financial measures. The term “items” refers to asset impairment, exit and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets; gains and losses on the sales of businesses; interest from tax reserve transfers from Altria Group, Inc.; and the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006.

See the attached schedules for supplemental financial data and corresponding reconciliations to GAAP financial measures for the quarters ended June 30, 2007, and June 30, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP financial measures the company is using may differ from non-GAAP financial measures that other companies use. A reconciliation of all non-GAAP financial measures to the nearest comparable GAAP financial measures used in this earnings release can be found on the company’s website, www.kraft.com.

# # #

Schedule 1

KRAFT FOODS INC.

Condensed Statements of Earnings

For the Quarters Ended June 30,

(in millions, except per share data)(Unaudited)

	As Reported (GAAP) [1]			Excluding Items (Non-GAAP) [1]
	2007	2006	% Change	2007	2006	% Change
Net revenues	$9,205	$8,619	6.8%	$9,205	$8,619	6.8%
Cost of sales	5,945	5,435	9.4%	5,920	5,430	9.0%
Gross profit	3,260	3,184	2.4%	3,285	3,189	3.0%
Marketing, administration & research costs	1,926	1,724	11.7%	1,901	1,712	11.0%
Asset impairment and exit costs	107	226	(52.7)%	—	—	0.0%
(Gains) / losses on sales of businesses	(8)	8	(100.0+ )%	—	—	0.0%
Amortization of intangibles	4	3	33.3%	4	3	33.3%
Corporate expenses & minority interest	43	47	(8.5)%	43	47	(8.5)%
Operating income	1,188	1,176	1.0%	1,337	1,427	(6.3)%
Interest & other debt expense, net	149	147	1.4%	149	147	1.4%
Earnings before income taxes	1,039	1,029	1.0%	1,188	1,280	(7.2)%
Provision for income taxes	332	347	(4.3)%	386	428	(9.8)%
Effective tax rate	32.0%	33.7%		32.5%	33.4%
Net earnings	$707	$682	3.7%	$802	$852	(5.9)%
Earnings per share:
Basic	$0.45	$0.41		$0.51	$0.52
Diluted	$0.44	$0.41		$0.50	$0.51
Average shares outstanding:
Basic	1,587	1,647		1,587	1,647
Diluted	1,606	1,656		1,606	1,656
Gross margin	35.4%	36.9%		35.7%	37.0%
Operating income margin	12.9%	13.6%		14.5%	16.6%

[1]	Reconciliation of GAAP to Non-GAAP Condensed Statement of Earnings is available at www.kraft.com.

Schedule 2

KRAFT FOODS INC.

Reconciliation of GAAP and Non-GAAP Information

Net Revenues

For the Quarters Ended June 30,

($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non- GAAP)	Volume		Mix		Price
2007 Reconciliation
Beverages	$854	$0	$0	$0	$854	4.3%	4.3%	(5.6	)pp	8.9	pp	1.0	pp
Cheese & Foodservice	1,540	—	—	(1)	1,539	3.0%	3.3%	(1.8)		0.7		4.4
Convenient Meals	1,274	—	—	—	1,274	3.6%	5.3%	0.7		3.4		1.2
Grocery	776	—	—	—	776	(1.8)%	(1.8)%	(2.3)		(0.1)		0.6
Snacks & Cereals	1,618	—	—	1	1,619	0.4%	3.7%	0.8		2.6		0.3

North America	$6,062	$0	$0	$0	$6,062	2.0%	3.3%	(2.0)		3.6		1.7

European Union	1,841	—	(114)	(157)	1,570	19.6%	2.0%	1.8		1.6		(1.4)
Developing Markets	1,302	—	(4)	(33)	1,265	14.7%	11.5%	3.7		2.0		5.8

Kraft Foods	$9,205	$0	($118)	($190)	$8,897	6.8%	4.1%	(0.7	)pp	3.1	pp	1.7	pp

2006 Reconciliation
Beverages	$819	$0	$0	$0	$819
Cheese & Foodservice	1,495	(5)	—	—	1,490
Convenient Meals	1,230	(20)	—	—	1,210
Grocery	790	—	—	—	790
Snacks & Cereals	1,611	(50)	—	—	1,561

North America	$5,945	($75)	$0	$0	$5,870

European Union	1,539	—	—	—	1,539
Developing Markets	1,135	—	—	—	1,135

Kraft Foods	$8,619	($75)	$0	$0	$8,544

Schedule 3

KRAFT FOODS INC.

Reconciliation of GAAP and Non-GAAP Information

Operating Income

For the Quarters Ended June 30,

($ in millions) (Unaudited)

	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	(Gains)/ Losses on Sales of Businesses	Excluding Items (Non- GAAP)
					% Change
					As Reported (GAAP)	Excluding Items (Non- GAAP)
2007 Reconciliation
Beverages	$134	$8	$0	$142	16.5%	13.6%
Cheese & Foodservice	149	45	—	194	(16.8)%	(20.5)%
Convenient Meals	158	4	—	162	(14.6)%	(27.7)%
Grocery	267	15	—	282	(9.2)%	(7.5)%
Snacks & Cereals	266	8	—	274	(1.1)%	(2.8)%

North America	$974	$80	$0	$1,054	(6.5)%	(10.7)%

European Union	125	62	—	187	45.3%	8.1%
Developing Markets	136	15	(8)	143	38.8%	15.3%
Corporate Items	(47)	—	—	(47)	(6.0)%	(6.0)%

Kraft Foods Operating Income	$1,188	$157	($8)	$1,337	1.0%	(6.3)%

2006 Reconciliation
Beverages	$115	$10	$0	$125
Cheese & Foodservice	179	57	8	244
Convenient Meals	185	39	—	224
Grocery	294	11	—	305
Snacks & Cereals	269	13	—	282

North America	$1,042	$130	$8	$1,180

European Union	86	87	—	173
Developing Markets	98	26	—	124
Corporate Items	(50)	—	—	(50)

Kraft Foods Operating Income	$1,176	$243	$8	$1,427

Schedule 4

KRAFT FOODS INC.

Condensed Statements of Earnings

For the Six Months Ended June 30,

(in millions, except per share data) (Unaudited)

	As Reported (GAAP) [1]			Excluding Items (Non-GAAP) [1]
	2007	2006	% Change	2007	2006	% Change
Net revenues	$17,791	$16,742	6.3%	$17,791	$16,742	6.3%
Cost of sales	11,480	10,626	8.0%	11,450	10,615	7.9%
Gross profit	6,311	6,116	3.2%	6,341	6,127	3.5%
Marketing, administration & research costs	3,748	3,391	10.5%	3,707	3,372	9.9%
Asset impairment and exit costs	174	428	(59.3)%	—	—	0.0%
(Gains) / losses on sales of businesses	(20)	11	(100.0+ )%	—	—	0.0%
Amortization of intangibles	6	5	20.0%	6	5	20.0%
Corporate expenses & minority interest	93	88	5.7%	93	88	5.7%
Operating income	2,310	2,193	5.3%	2,535	2,662	(4.8)%
Interest & other debt expense, net	213	243	(12.3)%	290	289	0.3%
Earnings before income taxes	2,097	1,950	7.5%	2,245	2,373	(5.4)%
Provision for income taxes	688	262	(100.0+ )%	727	765	(5.0)%
Effective tax rate	32.8%	13.4%		32.4%	32.2%
Net earnings	$1,409	$1,688	(16.5)%	$1,518	$1,608	(5.6)%
Earnings per share:
Basic	$0.88	$1.02		$0.94	$0.97
Diluted	$0.87	$1.02		$0.94	$0.97
Average shares outstanding:
Basic	1,607	1,652		1,607	1,652
Diluted	1,623	1,661		1,623	1,661
Gross margin	35.4%	36.5%		35.6%	36.6%
Operating income margin	13.0%	13.1%		14.2%	15.9%

[1]	Reconciliation of GAAP to Non-GAAP Condensed Statement of Earnings is available at www.kraft.com.

Schedule 5

KRAFT FOODS INC.

Reconciliation of GAAP and Non-GAAP Information

Net Revenues

For the Six Months Ended June 30,

($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Volume		Mix		Price
2007 Reconciliation
Beverages	$1,680	$0	$0	$0	$1,680	4.1%	4.1%	(2.9	)pp	6.5	pp	0.5	pp
Cheese & Foodservice	3,008	(1)	—	1	3,008	1.5%	1.9%	(1.2)		0.5		2.6
Convenient Meals	2,520	—	—	—	2,520	3.1%	5.0%	1.3		2.9		0.8
Grocery	1,399	—	—	1	1,400	(1.6)%	(1.0)%	(1.5)		(0.3)		0.8
Snacks & Cereals	3,157	(9)	—	1	3,149	0.4%	3.9%	1.8		2.4		(0.3)

North America	$11,764	($10)	$0	$3	$11,757	1.5%	3.0%	(0.7)		2.7		1.0

European Union	3,591	—	(211)	(301)	3,079	19.5%	2.4%	2.4		1.7		(1.7)
Developing Markets	2,436	—	(4)	(64)	2,368	13.4%	10.2%	2.8		2.7		4.7

Kraft Foods	$17,791	($10)	($215)	($362)	$17,204	6.3%	3.9%	0.2	pp	2.7	pp	1.0	pp

2006 Reconciliation
Beverages	$1,614	$0	$0	$0	$1,614
Cheese & Foodservice	2,964	(12)	—	—	2,952
Convenient Meals	2,444	(45)	—	—	2,399
Grocery	1,422	(8)	—	—	1,414
Snacks & Cereals	3,144	(113)	—	—	3,031

North America	$11,588	($178)	$0	$0	$11,410

European Union	3,006	—	—	—	3,006
Developing Markets	2,148	—	—	—	2,148

Kraft Foods	$16,742	($178)	$0	$0	$16,564

Schedule 6

KRAFT FOODS INC.

Reconciliation of GAAP and Non-GAAP Information

Operating Income

For the Six Months Ended June 30,

($ in millions) (Unaudited)

	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments - Non- Restructuring	(Gains)/ Losses on Sales of Businesses	Excluding Items (Non- GAAP)
						% Change
						As Reported (GAAP)	Excluding Items (Non- GAAP)
2007 Reconciliation
Beverages	$273	$11	$0	$0	$284	4.2%	3.3%
Cheese & Foodservice	342	59	—	—	401	(10.5)%	(12.3)%
Convenient Meals	341	18	—	—	359	(11.4)%	(18.6)%
Grocery	467	20	—	—	487	(6.2)%	(5.6)%
Snacks & Cereals	514	16	—	(12)	518	25.1%	(2.4)%

North America	$1,937	$124	$0	($12)	$2,049	(0.1)%	(7.7)%

European Union	243	99	—	—	342	13.0%	5.9%
Developing Markets	229	22	—	(8)	243	72.2%	14.6%
Corporate Items	(99)	—	—	—	(99)	6.5%	6.5%

Kraft Foods Operating Income	$2,310	$245	$0	($20)	$2,535	5.3%	(4.8)%

2006 Reconciliation
Beverages	$262	$13	$0	$0	$275
Cheese & Foodservice	382	67	—	8	457
Convenient Meals	385	56	—	—	441
Grocery	498	17	—	1	516
Snacks & Cereals	411	19	99	2	531

North America	$1,938	$172	$99	$11	$2,220

European Union	215	108	—	—	323
Developing Markets	133	68	11	—	212
Corporate Items	(93)	—	—	—	(93)

Kraft Foods Operating Income	$2,193	$348	$110	$11	$2,662

Schedule 7

KRAFT FOODS INC.

& Subsidiaries

Condensed Balance Sheets

($ in millions)

	June 30, 2007	December 31, 2006	June 30, 2006
Assets
Cash & cash equivalents	$419	$239	$402
Receivables	3,957	3,869	3,549
Inventory	4,033	3,506	3,550
Other current assets	749	640	873
Property, plant & equipment, net	9,802	9,693	9,762
Goodwill	25,516	25,553	24,985
Other intangible assets, net	10,060	10,177	10,428
Other assets	1,959	1,897	4,673

Total assets	$56,495	$55,574	$58,222

Liabilities & Shareholders’ Equity
Short-term borrowings	$5,016	$1,715	$1,105
Current portion of long-term debt	416	1,418	2,268
Due to Altria Group, Inc. & affiliates	5	607	485
Accounts payable	2,599	2,602	2,084
Other current liabilities	4,230	4,131	3,756
Long-term debt	7,085	7,081	7,478
Deferred income taxes	3,919	3,930	5,869
Other long-term liabilities	5,749	5,535	4,809

Total liabilities	29,019	27,019	27,854
Total shareholders’ equity	27,476	28,555	30,368

Total liabilities & shareholders’ equity	$56,495	$55,574	$58,222